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For Release:  December 22, 1997
Contact:  Ken Stroupe or Julie Overy                          Jill Lawrence
Governor's Press Office                                       Virginia Economic Development Partnership
(804) 786-2211                                                (804) 371-0049
http://www.state.va.us/governor
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                    Governor Announces $4 Million Investment
                             in Chesterfield County
     - Commonwealth Biotechnologies, Inc. to Create 30 New Jobs, Retain 35 -

RICHMOND - Governor George Allen today announced that Commonwealth Biotechnologies, Inc. (CBI), will locate a new 30,000-square-foot state-of-the-art facility in Chesterfield County's Gateway Centre. The $4 million investment will crate 30 new jobs for Virginians over the next year-and-a-half while 35 jobs will be saved in the State. Virginia successfully competed with Maryland for the project.

         "Once again, Virginia's pro-business tax and reasonable regulatory policies have attracted further investment by a high-technology company, further securing our reputation as a high technology growth area," said Governor Allen. "CBI's decision to locate in Chesterfield increases Virginia's presence in the biotechnology arena."

         CBI provides comprehensive analytical and synthetic chemistries to assist the biotechnology and pharmaceutical industries in their research efforts; including, but not limited to, high quality synthetic peptides and DNA/RNA/PNA, protein and DNA sequencing, amino acid analysis, mass spectrometry, calorimetry and monoclonal and polyclonal antibodies. The company has been in the biotechnology industry for the past five years.

         "This new facility will allow CBI to more effectively serve its existing client base and expand its capabilities to support the industry's growth areas," said Dr. Richard J. Freer, Chairman of CBI.

         "CIT has been assisting Commonwealth Biotechnologies since 1993 when there was only one employee and 400 square feet of lab space. Their success exemplifies the potential of technology companies that spin off from universities, resulting in new high-wage, high tech jobs for Virginians. It's also a win for the biotechnology industry, demonstrating Virginia's enormous capacity for biotech growth," said Dr. Robert Templin, President of Virginia's Center for Innovative Technology.

         "We are delighted that Commonwealth Biotechnologies, Inc., is joining the growing list of corporations choosing Chesterfield County as their home. Chesterfield County wants to be the FIRST CHOICE business community, and CBI's cutting-edge work in the field of biotechnology is a welcome addition to our county's economic strength now and into the next century," said Chesterfield County Board of Supervisors Chairman Art Warren.

         The Virginia Economic Development Partnership, Virginia's Center for Innovative Technology, the Virginia Small Business Financing Authority, and the Chesterfield Department of Economic Development and its Industrial Development Authority assisted the company with its decision.